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                                                                   Exhibit 10.67

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT by and between ARCADIA RESOURCES, INC., a Nevada corporation ("Arcadia"), PRAIRIESTONE PHARMACY, LLC, a Delaware limited liability company ("PrairieStone") (collectively hereinafter "Employer"), and MARVIN RICHARDSON (the "Executive"), dated and effective as of March 1, 2007.

     WHEREAS, the Executive is a founder of PrairieStone;

     WHEREAS, the Executive is currently employed by PrairieStone;

     WHEREAS, PrairieStone has been acquired by Arcadia; and

     WHEREAS, the Board of Managers of PrairieStone and the Board of Directors of Arcadia have each determined that it is in the best interests of PrairieStone and its owner, Arcadia, to continue to employ Executive as an officer of the Company and to expand Executive's role to also serve as Chief Operating Officer of Arcadia, and the Executive desires to serve in those capacities.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment. Employer shall employ the Executive, and the Executive shall serve Employer and its subsidiaries, if any, on the terms and conditions set forth in this Agreement, for the period beginning on the date hereof (the "Employment Date") and continuing until terminated as provided below in Section 4 (the "Employment Period").

     2. Position and Duties.

          (a) As of the date of this Agreement, and during the Employment Period, the Executive will be employed as Chief Executive Officer of PrairieStone and such of its subsidiaries as may be determined by the PrairieStone's Board of Managers, performing such duties as may be designated by the Board of Managers from time to time which shall be consistent with the general nature of the duties and authority of a Chief Executive Officer in similarly situated companies. In addition, as of the date of this Agreement, and during the Employment Period, the Executive will be employed as the Chief Operating Officer of Arcadia, performing such duties as may be designated by the Board of Directors from time to time which shall be consistent with the general nature of the duties and authority of a Chief Operating Officer in similarly situated companies. In both of his positions, Executive shall report to John Elliott, the Chief Executive Officer of Arcadia.

          (b) During the Employment Period, excluding any periods of vacation and absence due to intermittent illness to which the Executive is entitled, and any services or activities on behalf of civic or charitable institutions that do not significantly interfere with the performance of his responsibilities to Employer or violate the provisions of Section 10, the Executive shall devote his full time and attention to the business and affairs of Employer and its subsidiaries. Except as stated in the previous sentence, during the Employment Period, Executive shall have no other employment or business interests; provided, however, that the Executive shall be able to invest his personal assets in investments and entities as long as such investments do not violate
Section 10 and do not require a material amount of the Executive's time. The Executive shall use reasonable efforts to carry out all duties and responsibilities assigned to him faithfully and efficiently.

     3. Compensation.

          (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $275,000 payable in accordance with the regular payroll practices of Employer.

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The Executive's base salary shall be reviewed annually by Employer, in accordance with Employer's standard practices for executives generally, and may be increased, but not decreased, as determined by Employer, in its sole discretion, or by any person or persons to whom Employer has delegated such authority.

          (b) Stock Award. Subject to the approval of the Board of Directors of Arcadia, Arcadia shall award Executive, from and subject to the terms and conditions of the 2006 Arcadia Resources, Inc. Equity Incentive Plan and the Plan's restricted stock award agreement, 400,000 shares of Arcadia common stock (the "Restricted Shares"), as of the date of this Agreement. The Restricted Shares, until vested, shall be subject to restrictions on transferability and held in escrow as described below. The Restricted Shares shall vest over a four
(4) year period at the rate of 25,000 shares at the end of each Arcadia fiscal quarter following the date of this Agreement (the "Vesting Date"), provided that on the first Vesting Date of March 31, 2007 12,500 Restricted Shares shall vest, on the second Vesting Date of June 30, 2007 37,500 Restricted Shares shall vest, and on each Vesting Date thereafter, 25,000 Restricted Shares shall vest. The Executive shall acquire rights as a shareholder in Restricted Shares upon each Vesting Date. Restricted Shares which have vested shall not be subject to forfeiture. Restricted Shares which have not vested shall be forfeited only in the event of Executive's Termination for Cause (as defined in Paragraph 4(b) below) or in the event of Executive's termination without Good Reason (as defined in Paragraph 4(d) below. If the Executive's employment is terminated without Cause or for Good Reason, the Restricted Shares shall continue to vest as if the Executive's employment was continuing. The Restricted Shares, upon Executive's receipt, shall be immediately placed by Executive into escrow with Arcadia's Secretary per the terms of the Plan's restricted stock award agreement, with the applicable number of Restricted Shares to be released from escrow and delivered to Executive upon each Vesting Date or in the event of forfeiture to be returned to Arcadia for cancellation.

          (c) Annual Bonus and Incentive Plans; Other Benefits. Beginning in 2007 and during the Employment Period, the Executive shall be eligible to participate in any bonus or incentive plans that are available to the senior executives of Arcadia and/or PrairieStone. A mutually agreeable bonus or incentive plan will be adopted by PrairieStone effective no later than January 1, 2009.

          (d) Other Benefits. To at least the same extent as other senior executives of Arcadia or PrairieStone, except as required by law or applicable government regulations, the Executive shall be entitled to participate in: (i) any short-term and long-term incentive, savings, and retirement plans; (ii) all practices, policies and programs including vacation policies established by Employer; and (iii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by Employer.

          (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the generally applicable policies, practices and procedures of Employer for submission of expense reports, receipts, or similar documentation of such expenses.

          (f) Automobile Allowance. PrairieStone will provide Executive with an automobile allowance of $750 per month throughout the term of this Agreement.

          (g) Vacation. Executive shall be entitled to four (4) weeks of paid vacation leave annually.


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     4. Termination of Employment.

          (a) Death or Disability. The Executive's employment and the Employment Period shall terminate automatically upon the Executive's death or Disability during the Employment Period. "Disability" means Executive's inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more primary duties of the Executive's employment with reasonable accommodation, and which continues for a period of one hundred eighty (180) days within any twelve (12) period. If any question shall arise during the Executive's employment hereunder regarding the Executive's inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more primary duties of the Executive's employment with reasonable accommodation, Executive, at the request of Employer, shall submit to a medical examination by a physician selected by Employer (the "Employer Physician") to determine whether the Executive is so disabled. In the event that the Executive disagrees with the findings of the Employer Physician, Executive shall have the right to submit to a second medical examination by a physician selected by the Executive (the "Executive Physician"). If the Employer Physician's and the Executive Physician's findings agree with respect to Executive's disability status, such determination shall be binding on Employer and the Executive. If the Employer Physician's and the Executive Physician's findings do not agree with respect to Executive's disability status, the Employer Physician and the Executive Physician shall together designate a third physician to make the determination with respect to Executive's disability status and such determination shall be binding on the Employer and the Executive. The date of the Executive's Disability shall be the date on which a Physician (whether Employer, Executive or third Physician) makes a final, binding determination of Executive's disability.

          (b) By Employer. Employer may terminate the Executive's employment under this Agreement during the Employment Period for Cause or without Cause. "Cause" means:

               (i) The Executive's fraud, theft or embezzlement committed with respect to Employer, its affiliates or customers;

               (ii) the continued failure by the Executive to perform his duties as contemplated by this Agreement (other than any such failure resulting from his Disability or any such actual or anticipated failure after the issuance by the Executive of a Notice of Termination for Good Reason) over a period of not less than ninety (90) days; provided however, that Employer may only terminate the Executive's employment for "cause" under this subdivision only if Employer has provided notice to the Executive of his performance failures and such failures have not been cured by the Executive within thirty (30) days of the receipt of notice by the Executive;

               (iii) the willful or negligent misconduct of the Executive that is materially injurious to Employer (including, without limitation, any breach by the Executive of Section 10 of this Agreement), and, in the case of negligent misconduct, such misconduct is not cured by Executive within thirty (30) days of the receipt of notice by the Executive from Employer;

               (iv) the Executive's conviction of a misdemeanor which directly causes material financial harm to Employer, which harm is not cured by the Executive within thirty (30) days of the receipt of notice by the Executive from the Employer of such harm;

               (v) the Executive's conviction of a felony (including a felony constituting a crime of moral turpitude);


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               (vi) Executive's material breach of this Agreement causing material harm to Employer that is not cured within thirty (30) days of receipt of notice thereof (any breach by the Executive of Section 11of this Agreement shall be deemed a material breach); provided that no "cure" shall be deemed to have been effected unless both the breach and the harm have been cured;

               (vii) the Executive's breach of a fiduciary duty owed to Employer or its Affiliates; or

               (viii) the Executive's willful failure to carry out any material directive of Employer which does not require unlawful action nor breach this Agreement

               (ix) Provided, however, that the Executive shall be limited to one cure during any twelve (12) month period for all descriptions of cause and only for those causes where a cure period is permitted.

          (c) A termination of Executive's employment for Cause shall be effectuated by giving the Executive written notice ("Notice of Termination for Cause") of the termination, setting forth in reasonable detail the specific conduct that constitutes Cause and the specific provision(s) of this Agreement on which Employer relies. The Executive shall have 30 days to remedy the conduct set forth in the Notice of Termination for Cause. A termination of Executive's employment for Cause shall be effective on the thirtieth business day following the date when the Notice of Termination for Cause is given, unless the conduct set forth in the notice is remedied by the Executive within the 30 day period; provided, however, that the Executive shall be able to cure such conduct only once within a twelve (12) month period.

          (d) By the Executive. The Executive may terminate employment under this Agreement for Good Reason or without Good Reason. "Good Reason" means:

               (i) any reduction in the Executive's base salary;

               (ii) removal of the Executive from his positions as Chief Executive Officer and Chief Operating Officer, or failure to elect or re-elect the Executive to such position, except for "Cause" as defined in paragraph (b) above;

               (iii) any change in Executive's reporting assignment such that he is no longer reporting to John Elliot, except such a change that is made by mutual agreement between the Executive and Employer;

               (iv) a material failure by Employer to comply with any provision of Sections 2 and 3 of this Agreement, other than (i) a purely monetary failure with respect to an amount less than $5,000, (ii) a failure within Executive's control or (iii) an isolated, insubstantial or inadvertent failure that is not taken in bad faith and is remedied by Employer within 15 days after receipt of written notice thereof from the Executive;

               (v) any action by Employer, except as required by law or applicable government regulations, which is specific to the Executive that would or does adversely affect Executive's participation in bonus or incentive plans or the Other Benefits as described in Sections 3(b) and/or 3(c); and


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               (vi) failure by Employer to obtain from any successor in interest thereto assent to the terms of this Agreement.

          (e) A termination of employment by the Executive for Good Reason shall be effectuated by giving Employer written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Employer shall have 30 days to remedy the conduct set forth in the Notice of Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the thirtieth business day following the date when the Notice of Termination for Good Reason is given, unless the conduct set forth in the notice is remedied by Employer within the 30 day period; provided, however, that Employer shall be able to cure such conduct only once within a twelve (12) month period.

          (f) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving Employer at least 30 days' advance written notice of the termination.

          (g) Date of Termination. The "Date of Termination" means the date of the Executive's death, the date of the Executive's Disability, the date the termination of the Executive's employment under this Agreement by Employer for Cause or without Cause or by the Executive for Good Reason or without Good Reason, as the case may be, is effective. The Employment Period shall end on the Date of Termination..

          (h) "Affiliate" of Employer or any other person or entity means any person or entity directly or indirectly controlling, controlled by, or under common control with, such first person or entity. For purposes of this definition, the terms "Control," "Controlling," and "Controlled" mean having the right to elect a majority of the members or the board of directors or other comparable body responsible for management and direction of a Person by contract, by virtue of share ownership or otherwise.

     5. Obligations of Employer upon Termination.

          (a) Termination During Initial 36 Months. If, during the first 36 months of the Employment Period, Employer terminates the Executive's employment (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason, and provided the Executive continues to abide by the provisions of Section 9 of this Agreement, all of the Executive's employment compensation and benefits in effect on the Date of Termination shall be continued in effect until the latter of (i) 36 months after the effective date of this Agreement, or (ii) 12 months after the Date of Termination.

          (b) Termination After Initial 36 Months. If, after the initial 36 months of the Employment Period, Employer terminates the Executive's employment under this Agreement (other than for Cause) or the Executive terminates employment under this Agreement for Good Reason (any such termination of employment being a "Section 5(b) Termination") and provided the Executive continues to abide by the provisions of Section 9 of this Agreement:

               (i) the Executive shall be entitled to a continued payment for one year of the Executive's current base salary (as in effect on the Date of Termination), payable in regular intervals, in accordance with the regular payroll practices of Employer;

               (ii) the Executive shall receive a pro rata portion of any bonus or incentive plan amount for that portion of the year prior to the Date of Termination but only to the extent the


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Executive's performance measures are achieved at the end of the fiscal year. Pro rata bonuses shall be paid within 60 days of the end of the fiscal year.

               (iii) if after the Date of Termination the Executive elects to receive continuation coverage under Employer's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Executive shall be entitled to reimbursement from the Employer for the COBRA premium costs of medical, prescription, dental and vision coverage, if any, under Employer's group health plans (as in effect from time to time) for the Executive and, to the extent permitted under COBRA, the Executive's spouse and eligible dependents, such reimbursement not to exceed the COBRA rates for such coverage and, unless terminated sooner as described below, such reimbursement to continue for one year after the Date of Termination; provided, however, that the Executive shall be required to submit to Employer reasonable evidence of payment by the Executive of any such COBRA premiums in order to obtain reimbursement from Employer and that the Executive may not submit any requests for reimbursement of such payments more than once per calendar month; provided, further, that Employer, in its sole discretion, may elect for the first two calendar months (or portions thereof) of the Severance Period, as applicable, to remit any such payments directly on behalf of the Executive rather than requiring the Executive to remit such payments and seek reimbursement therefore from Employer; provided, further, that the obligations of Employer to reimburse any such payments shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the Severance Period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits under Title XVIII of the Social Security Act ("Medicare Benefits"); and provided, further, that the Executive nevertheless shall be entitled to elect COBRA continuation coverage without reimbursement under Employer's group health plans at the applicable COBRA premium rates through the date that is 18 months after the Date of Termination or, if earlier, the date that the Executive becomes covered under the group health plan of another employer or becomes eligible for Medicare Benefits, if the obligations of Employer to reimburse the Executive for COBRA premiums for continuation coverage under Employer's group health plans should terminate prior to such date. Notwithstanding anything to the contrary set forth above, Employer, in its sole discretion, may discontinue any coverage contemplated hereunder in the event that such continuation is not permitted under or would adversely affect the tax status of the plan or plans of Employer pursuant to which the coverage is provided, in which case Employer shall make supplemental severance payments to the Executive in monthly amounts equal to the amounts to which the Executive otherwise would have been entitled to reimbursement hereunder in respect of such coverage for the remainder of the period that Employer otherwise would have been obligated to make reimbursements hereunder to the Executive. Any amounts that are reimbursed to the Executive by Employer or paid directly to the Executive as supplemental severance payments will be considered taxable income to the Executive and any taxes on such amounts will be the Executive's responsibility and subject to applicable tax withholding.

               (iv) Employer shall also pay, or cause to be paid, to the Executive, in a lump sum in cash within 30 days after the Date of Termination certain of Executive's accrued but unpaid cash compensation (the "Accrued Obligations"), which shall include but not be limited to the Executive's base salary through the Date of Termination that has not yet been paid, any accrued but unpaid vacation pay, and similar unpaid items that have accrued and as to which the Executive has become entitled as of the Date of Termination, including declared but unpaid bonuses and unreimbursed employee business expenses.

          (c) Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability during the Employment Period, Employer shall pay the Accrued Obligations to the Executive or the Executive's estate or legal representative, as applicable, in a lump sum


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in cash within 30 days after the Date of Termination. In addition, Employer shall pay a pro-rata portion of the Executive's bonus to Executive or his estate or legal representative, determined and paid in the manner set forth in subparagraph 5(a)(ii) above. Pro rata bonuses shall be paid within 60 days of the end of the fiscal year for that portion of the year prior to the Date of Termination but only to the extent the Executive's performance measures are achieved at the end of the fiscal year. In such event, Employer shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of Employer in which the Executive participated and under which the Executive has become entitled to a benefit.

          (d) By Employer for Cause; By the Executive Other than for Good Reason. If the Executive's employment is terminated by Employer for Cause or the Executive voluntarily terminates his employment other than for Good Reason, Employer shall pay the Executive, or shall cause the Executive to be paid, the Executive's base salary through the Date of Termination that has not been paid and the amount of any declared but unpaid bonuses, accrued but unpaid vacation pay, and unreimbursed employee business expenses, and Employer shall have no further obligations under this Agreement or otherwise to or with respect to the Executive other than for any entitlements under the terms of any other plans or programs of Employer in which the Executive participated and under which the Executive has become entitled to a benefit.

     6. Tax Treatment.

          (a) Compliance with IRC Section 280G. It is the intention of the parties that payments to be made to the Executive whether under the terms of this Agreement or otherwise shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 (as amended from time to time) (the "Code) and any regulations thereunder. If the independent accountants serving as auditors for Employer on the date of this Agreement (or any other independent certified public accounting firm designated by Employer ) determine that any payment or distribution by Employer to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be nondeductible by Employer under Section 280G of the Code (or any successor provision), then the amounts payable or distributable under this Agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The determination shall take into account (a) whether the payments or distributions are "parachute payments" under Section 280G, (b) the amount of payments and distributions under this Agreement that constitute reasonable compensation, and (c) the present value of such payments and distributions determined in accordance with Treasury Regulations in effect from time to time. The Executive shall have the right to designate which payments or distributions will be reduced.

          (b) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, to the extent any payment under any provision of this Agreement shall be required to be delayed for a period of six (6) months following the effective date of termination of employment to comply with the "specified employee" rules of Section 409A of the Code it shall be so delayed (but not more than is required to comply with such rules). The parties hereto acknowledge that in addition to any delay required hereunder, it may be desirable, in view of regulations or other guidance issued by the IRS under Section 409A of the Code, to amend provisions of the Agreement to avoid the acceleration of tax or the imposition of additional tax or penalties under Section 409A of the Code and that the Employer will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax consequences under Section 409A of the Code for Employee, and (ii) not adverse to the interests of the Employer. In addition, any payments or other benefits required as a result of the Executive's termination of employment and subject to Section 409A of the Code shall not be accelerated except as specifically set forth herein.


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     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by Employer for which the Executive may qualify. Vested benefits and other amounts that the Executive is otherwise entitled to receive on or after the Date of Termination under any plan, policy, practice or program of, or any contract or agreement with, Employer shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

     8. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Notwithstanding this Section 8, the Executive shall continue to be subject to all of the restrictions provided for in Section 9 of this Agreement during the Severance Period.

     9. Confidential Information; Non-solicitation; Non-competition.

          (a) The Executive agrees and acknowledges that by reason of his employment by and service to Employer, he will have access to, become exposed to and/or become knowledgeable about confidential information of Employer and its Affiliates (the "Confidential Information") from time to time during the Employment Period, including, without limitation, proposals, plans, inventions, practices, systems, programs, processes, methods, techniques, research, records, supplier sources, customer lists and other forms of business information that are not known to Employer's competitors, are not recognized as being encompassed within standard business or management practices and/or are kept secret and confidential by Employer. Executive agrees that at no time during or after the Employment Period will he disclose or use the Confidential Information except as may be required in the prudent course of business for the benefit of Employer, or as may be required by law or in a legal proceeding.

          (b) The Executive acknowledges that Employer's business plan is to engage in business throughout the United States. During the Executive's employment by Employer and for the duration of the Restricted Period (defined below), the Executive agrees that he will not, unless acting with the prior written consent of Employer, directly or indirectly, own, manage, control, or participate in the ownership, management or control of, be financially interested in, or be employed or engaged by, or otherwise affiliated or associated with, as an officer, director, employee, consultant, independent contractor or otherwise, any other corporation, partnership, proprietorship, firm, association or other business entity, which is engaged in (1) the management, ownership or operation of retail pharmacies in the United States or
(2) any other business that, as of the Date of Termination, (i) is engaged in by Employer in the United States, (ii) has been reviewed with the Board of Managers of PrairieStone or the Board of Directors of Arcadia for development to be owned or managed by Employer, within nine (9) months of the Date of Termination, and/or (iii) has been divested by Employer but as to which Employer has an obligation to refrain from involvement for so long as such restriction applies to Employer; provided, however, that the ownership of not more than 5% of the equity of a publicly traded entity shall not be deemed to be a violation of this paragraph. Notwithstanding the foregoing, the Executive shall be relieved of the covenants provided for in this subsection in the event that Employer fails to make payments to Executive as provided for in Section 5(a) or (b) of this Agreement and Employer has not cured such failure within fifteen (15) calendar days after receipt of written notice from Executive. The foregoing will be construed to permit the Executive to own or operate an independent pharmacy or to practice as a licensed pharmacist in an independent or retail pharmacy at any time following the Date of Termination.

          (c) The Executive also agrees that he will not, directly or indirectly, during the Restricted Period induce any person who is an employee, officer, director, or agent of Employer, to terminate such relationship, or employ, assist in employing or otherwise be associated in business with


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any present or former employee or officer of Employer or its Affiliates, including without limitation those who commence such positions with Employer or its Affiliates after the Date of Termination.

          (d) During the Restricted Period, the Executive shall not attempt in any manner to contact or solicit any individual, firm, corporation or other entity (i) that is or has been, a customer, supplier or vendor of Employer or its Affiliates at any time during the Restricted Period, (ii) to which a proposal has been made by Employer during the Restricted Period or (iii) to which Employer has made a proposal during the nine (9) months preceding the Date of Termination, for the purpose of implementing retail pharmacies or providing retail pharmacy or services or products similar to the services and products provided by Employer at the Date of Termination. In addition, during the Restricted Period, the Executive shall not persuade or attempt to persuade any customer, supplier, vendor, licensor or other entity or individual doing business with Employer to discontinue or reduce its business with Employer or otherwise interfere in any way with the business relationships and activities of Employer. For purposes of this paragraph (d), a customer of Employer or its Affiliates includes any retail/grocery establishment, physicians office, clinic or any healthcare or retail host business in which Employer or its subsidiaries has located or has proposed to locate a pharmacy or provide pharmacy services.

          (e) The Executive acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of Employer, that Employer would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by Employer should the Executive breach the provisions of this Section. The Executive represents and acknowledges that (i) the Executive has been advised by Employer to consult the Executive's own legal counsel in respect of this Agreement, (ii) the Executive has consulted with and been advised by his own counsel in respect of this Agreement, and (iii) the Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with the Executive's counsel.

          (f) The Executive further acknowledges and agrees that a breach of the restrictions in this Section 9 may not be adequately compensated by monetary damages. The Executive agrees that actual damage may be difficult to ascertain and that, in the event of any such breach, Employer may be entitled to injunctive relief in addition to such other legal or equitable remedies as may be available to Employer. In the event that the provisions of this Section 9 should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended such that those provisions are made consistent with the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that those provisions otherwise be enforced to the maximum extent permitted by law.

          (g) For purposes of this Section 9, the term "Restricted Period" following the Date of Termination means (i) if Employer terminates the Executives employment without Cause or if the Executive terminates his employment with Good Reason, the entire period during which payments to the Executive continue pursuant to Section 5(a) or 5(b), or (ii) in any other case, a period of one (1) year following the Date of Termination.

          (h) All Confidential Information; all innovations, inventions and discoveries of Employer; and all correspondence, files, documents, advertising, sales, manufacturers' and other materials or articles or other information of any kind, in any media, form or format, whether or not deemed confidential, shall be and remain the sole property of Employer ("Employer Property"). Upon termination or at Employer's request, whichever is earlier, Executive shall immediately deliver to Employer all such Employer Property.

          (i) If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this Section 9 shall be found not to be reasonably necessary for the protection of, to be unreasonable as to duration, scope or nature of restrictions, or to impose an undue hardship on Executive, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this Section 9 invalid, the remaining provisions of this Section 9 shall nonetheless remain valid and enforceable.

     10. Governing Law and Arbitration. This Agreement and all disputes arising out of Executive's employment hereunder shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding the fact that any party hereto is or may hereafter become domiciled or located in a different state. Any dispute, controversy or claim arising out of or relating to this Agreement or Executive's employment, whether arising in contract, tort or otherwise, including all claims assertable under any federal or state law prohibiting discrimination in employment, shall be resolved at arbitration in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought by Employer under this Agreement. The arbitration shall be held at a location within Collier County, Florida. The parties hereto agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the parties, subject to appeal, and that judgment may be entered upon any arbitration award by any circuit court located in Florida or by any other court of competent jurisdiction. The parties hereto agree that the expenses of any arbitration shall be borne equally by the parties to the proceeding, except that the party determined to have prevailed in any arbitration or civil action shall be awarded its reasonable attorneys fees and costs of its own experts, evidence and the like. The parties hereto acknowledge and agree that by making this agreement to submit all claims to binding arbitration, they are waiving the right to litigate in a court of law, and to trial by jury if applicable, all claims, including all claims assertable under any federal or state law prohibiting discrimination in employment.

     11. Successors.

          (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

     12. Miscellaneous.

          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this

Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

     Marvin Richardson
     14888 Pondview Circle
     Wayzata, MN 55391

     If to PrairieStone:

     PrairieStone Pharmacy, LLC
     2800 Campus Drive, Suite 30
     Plymouth, MN 55441
     Attn: Alan Lotvin

     With a copy to:

     Arcadia Resources, Inc.
     405 5th Avenue South, Suite 6
     Naples, Florida 34102
     Attn: President and CEO

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

          (d) Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

          (e) The Executive's or Employer's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 5 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

          (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     13. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment to the extent necessary to the intended preservation of such rights and obligations, including, but not by way of limitation, those rights and obligations set forth in Sections 3, 5, 6, 8 and 9.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Committee, and Employer has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYER:

PRAIRIESTONE PHARMACY, LLC


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


ARCADIA RESOURCES, INC.


By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------


EXECUTIVE:


-------------------------------------
Marvin Richardson


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